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                                                                    EXHIBIT 11

                            INTEGRAMED AMERICA, INC.
                COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK
               All amounts in thousands, except per share amounts


                                                                 For three-month       For the six-month
                                                                 period ended June 30 ,period ended June 30,
                                                               1997          1996             1997         1996
                                                              -------       ------       --------      -------
Primary

Net income................................................   $     94      $    85       $     49      $    11

Less:  Dividends accrued on Preferred Stock...............         33          155             66          309
                                                              -------       ------       --------      -------

Adjusted net (loss).......................................   $     61      $   (70)      $    (17)      $ (298)
                                                              =======       ======       ========      =======

Weighted average number of shares  of Common Stock
    outstanding...........................................      9,630        6,267          9,587        6,177
                                                              =======       ======       ========      =======

Net loss per share of Common Stock........................    $  0.01       $(0.01)       $ (0.00)      $(0.05)
                                                              =======       ======       ========      =======


Fully Diluted

Net income................................................    $    94       $   85       $     49      $    11
                                                              =======       ======       ========      =======

Weighted average number of shares of Common Stock
   outstanding............................................      9,630        6,267          9,587        6,177

Add:  Common equivalent shares (determined using the
   "treasury stock" method) representing incremental shares
   issuable upon assumed exercise of options and warrants
   using average market price.............................        142          450            165          525

Shares of Common Stock issued upon assumed conversion of
   Series A Preferred Stock...............................        277        1,122            277        1,122
                                                              -------       ------       --------      -------

Average number of shares of Common  Stock and Common
   Stock equivalents outstanding..........................     10,049        7,839         10,029        7,824
                                                              =======       ======       ========      =======

Net income per share of Common Stock and Common
   Stock equivalents......................................    $  0.01       $ 0.01       $   0.00      $  0.00
                                                              =======       ======       ========      =======





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